UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2012

SPIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 26, 2012, Spire Corporation (the "Company") received a notice (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) advising the Company that for 30 consecutive trading days preceding the date of the Notice, the bid price of the Company's common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The Notice has no effect on the listing of the Company's common stock at this time.

The Notice also stated that, pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until December 24, 2012, to regain compliance with the Minimum Bid Price Rule. To do so, the bid price of the Company's common stock must close at or above $1.00 per share for a minimum of 10 consecutive trading days prior to that date.

If compliance with the Minimum Bid Price Rule cannot be demonstrated by December 24, 2012, the Company may be eligible for an additional 180-day period to regain compliance with the minimum bid price rule if, at that time, it meets the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and it provides written notice to Nasdaq of its intention to cure the bid price deficiency during the second compliance period. If the Company does not regain compliance with the Minimum Bid Price Rule prior to December 24, 2012 and is not eligible for the additional compliance period, then Nasdaq will notify the Company that the Company's common stock is subject to delisting. At that time, the Company may appeal Nasdaq's delisting determination to a Nasdaq Listing Qualifications Panel.

The Company intends to actively monitor the bid price for its common stock between now and December 24, 2012, and will consider available options to resolve the deficiency and regain compliance with the Minimum Bid Price Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: June 29, 2012	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer

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